UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2008

Antares Pharma, Inc.

(Exact Name of Registrant Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	1-32302 (Commission File Number)	41-1350192 (I.R.S. Employer Identification No.)

250 Phillips Blvd., Suite 290, Ewing, NJ	08618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 609-359-3020

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-
2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2008, Antares Pharma, Inc., a Delaware corporation (the “Company”), entered into an Employment Agreement with Dr. Paul K. Wotton (the “Agreement”), whereby the Company appointed Dr. Wotton as its President and Chief Operating Officer, effective as of July 7, 2008.

Dr. Wotton, age 47, is currently a member of the Company’s Board of Directors.  In addition to his service with the Company, Dr. Wotton is a member of  Genaera Corporation’s Board of Directors. Dr. Wotton formerly served as President and Chief Executive Officer of Topigen Pharmaceuticals, Inc., a biotechnology company based in Montreal, Canada, until March of 2008. Prior to joining Topigen, Dr. Wotton was the Head of Global Business Development at SkyePharma, a United Kingdom company listed on the London Stock Exchange and quoted on Nasdaq. Dr. Wotton also previously served as Vice President of Corporate Development for Eurand and Vice President of Business Development for Penwest Pharmaceuticals Co.

Pursuant to the terms of the Agreement, Dr. Wotton has responsibility for (i) planning and directing all aspects of the Company’s operational policies, objectives, initiatives and for the attainment of short-term and long-term strategic, financial and operational goals, including the development of the Company to ensure future growth, and (ii) such other duties and responsibilities as may be assigned to him from time to time by the Chief Executive Officer of the Company. The key terms of the Agreement are as follows:

Term. The initial term of the Agreement begins on July 7, 2008 and continues through July 7, 2011, with automatic one-year extensions thereafter unless terminated earlier by either the Company or Dr. Wotton upon 90 days’ prior written notice.

Compensation and Benefits. The Agreement provides Dr. Wotton with a base salary of $325,000 each year, which will be subject to increase (but not decrease) based upon the performance of Dr. Wotton and the Company, as determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”). In addition to a base salary, Dr. Wotton will be eligible to receive a targeted annual bonus of up to 50% of his base salary based on the achievement of performance goals and targets as determined by the Committee. The performance goals and targets will be determined by the Committee in consultation with the Chief Executive Officer of the Company and Dr. Wotton and will be communicated to Dr. Wotton in writing no later than March 1 of each calendar year.

Dr. Wotton will also be eligible to participate in the Company’s benefit plans, if any, in accordance with their terms, and will be entitled to not less than five weeks of paid vacation each calendar year, as well as reimbursement of all reasonable business expenses incurred by Dr. Wotton in the performance of his duties and automobile-related expenses of up to $800 each month. During the first six months of the term of the Agreement, the Company will reimburse Dr. Wotton for reasonable relocation expenses in connection with his relocation to the

Philadelphia, Pennsylvania metropolitan area, including temporary accommodation reimbursement of up to a maximum of $37,500.

Equity Grants. Pursuant to the terms of the Agreement, Dr. Wotton will be granted the following at the next regularly scheduled meeting of the Committee following the date of the Agreement (i) an incentive stock option to purchase 400,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the Company’s 2008 Equity Compensation Plan (the “2008 Equity Plan”) (or a successor plan) at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant (the “Sign-On Option”), and (ii) 100,000 shares of Common Stock, subject to the terms and conditions of the 2008 Equity Plan and the Restricted Stock Agreement evidencing the Common Stock grant (which shall be in the normal form of such agreement under the 2008 Equity Plan (or a successor plan)) (the “Stock Grant”). The Sign-On Option and the Stock Grant will vest 33-1/3% per year over three years commencing on July 7, 2009 and each anniversary thereafter until the Sign-On Option and the Stock Grant are fully vested. In addition, Dr. Wotton will be eligible to receive one or more performance stock bonuses, not to exceed 400,000 shares in the aggregate, based upon the achievement of certain performance goals in the form of shares of the Company’s Common Stock as determined by the Committee, provided that Dr. Wotton is employed by the Company at the time the applicable performance goal is achieved. The performance stock bonuses, if earned, will be 100% vested upon issuance and will be granted under the 2008 Equity Plan (or a successor plan) and be subject in all respects to the terms of the Performance Stock Bonus Agreement evidencing the terms and conditions of the grant to be provided to Dr. Wotton as soon as practicable following July 7, 2008, subject to approval of such agreement by the Committee.

Dr. Wotton will also be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives, at levels determined by the Committee in its sole discretion, commensurate with Dr. Wotton’s position as President and Chief Operating Officer.

Termination of Employment. The Agreement provides that if Dr. Wotton’s employment is terminated by the Company for cause or if Dr. Wotton voluntarily terminates his employment without good reason, no payments will be due under the Agreement to Dr. Wotton, except for any amounts earned, accrued and owing, but not yet paid (including any benefits accrued and due under any applicable benefit plans and programs of the Company).

If Dr. Wotton’s employment is terminated by the Company without cause or if Dr. Wotton resigns for good reason, Dr. Wotton will be entitled to (i) a severance payment equal to 12 months of his base salary (or 18 months of his base salary if Dr. Wotton is terminated without cause or resigns for good reason during the one-year period following a change in control in which the transaction proceeds equal or exceed $175 million), (ii) a pro-rated bonus payment for the year of termination based on actual performance and the number of days Dr. Wotton was employed by the Company in the year of his termination, (iii) continued medical and dental coverage for 12 months, and (iv) continued eligibility to receive the performance stock bonuses for a period of 90 days following his termination of employment as if Dr. Wotton had continued employment during such period. Dr. Wotton will be entitled to receive the foregoing severance payments and benefits only if he executes and does not revoke a written release and so long as he continues to comply with the provisions of any confidentiality, non-competition and non-solicitation agreement to which Dr. Wotton is subject.

Dr. Wotton’s employment with the Company shall terminate upon his death or disability, subject to the requirements of applicable law.

Change in Control. Dr. Wotton will be entitled to the same payments and benefits (subject to the same conditions) as he would have received had he been terminated without cause or for good reason (as described above) if there is a change in control of the Company and if either one of the following events occurs: (i) Dr. Wotton voluntarily terminates his employment without good reason within 30 days after consummation of the change in control, or (ii) Dr. Wotton remains employed with the surviving corporation following the change in control for a transition period and then voluntarily terminates his employment without good reason within 30 days after the end of such transition period.

Notwithstanding any provision to the contrary in the 2008 Equity Plan (or a successor plan) or any applicable agreement, upon the occurrence of a change in control, all outstanding equity rights held by Dr. Wotton immediately prior to such change in control will become fully vested and/or exercisable, as the case may be, immediately prior to such change in control (without regard to Dr. Wotton’s termination of his employment).

The Agreement also provides that if the payments and benefits otherwise payable to Dr. Wotton under the Agreement would constitute excess parachute payments within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Code, provided that such reduction would provide Dr. Wotton with a greater net after-tax benefit than would no reduction.

Compliance with Applicable Law. The Agreement will be interpreted to avoid any penalty sanctions under section 409A of the Code. If, at the time of Dr. Wotton’s termination of employment with the Company, the Company has securities which are publicly-traded on an established securities market, Dr. Wotton is a specified employee (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under the Agreement as a result of such termination of employment, then the Company will postpone the commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to Dr. Wotton) that are not otherwise exempt from section 409A of the Code for a period of at least six months following Dr. Wotton’s termination of employment with the Company. Any amounts postponed will be paid in a lump sum to Dr. Wotton on the first payroll date following the end of such six-month period.

Restrictive Covenants. The Agreement also provides that Dr. Wotton will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company. Further, during the term of Dr. Wotton’s employment with the Company, and for the one-year period after Dr. Wotton’s termination of employment, Dr. Wotton may not (i) compete against the Company, (ii) solicit in any way the customers of the Company, or (iii) recruit in any way the employees of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the copy of the Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference into this Item 5.02.

Following Dr. Wotton’s appointment, Jack E. Stover will continue as the Company’s Chief Executive Officer and its principal executive officer. In addition, Mr. Stover has been elected as the Vice-Chairman of the Company’s Board of Directors.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated July 7, 2008, by and between Antares Pharma, Inc. and Dr. Paul K. Wotton.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.
Date: July 7, 2008	By: /s/ Jack E. Stover
Jack E. Stover Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, dated July 7, 2008, by and between Antares Pharma, Inc. and Dr. Paul K. Wotton.